UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 432-3200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Visa Inc. (the “Company”) held its Annual Meeting of Stockholders on January 29, 2014 (the “Annual Meeting”). Only holders of the Company’s class A common stock at the close of business on December 3, 2013 (the “Record Date”) were entitled to vote at the Annual Meeting. As of the Record Date, there were 505,850,306 shares of class A common stock entitled to vote. A total of 409,625,337 shares of class A common stock (80.97%), constituting a quorum, were represented in person or by valid proxies at the Annual Meeting.

The stockholders voted on three proposals at the Annual Meeting. The proposals are described in detail in the Company’s definitive proxy statement dated December 13, 2013.

Proposal 1: The Company’s stockholders elected eleven directors to the board to serve for a one year term until the 2015 annual meeting of stockholders. The votes regarding this proposal were as follows:

	For	Against	Abstain	Broker Non-Votes
Mary B. Cranston	324,358,449	43,732,983	2,442,068	39,091,837
Francisco Javier Fernández-Carbajal	332,925,695	35,154,122	2,453,683	39,091,837
Alfred F. Kelly, Jr.	368,247,269	1,375,768	910,463	39,091,837
Robert W. Matschullat	369,308,361	310,381	914,758	39,091,837
Cathy E. Minehan	369,069,937	558,597	904,966	39,091,837
Suzanne Nora Johnson	368,016,795	1,612,058	904,647	39,091,837
David J. Pang	369,300,721	322,465	910,314	39,091,837
Charles W. Scharf	369,250,821	375,479	907,200	39,091,837
William S. Shanahan	369,124,811	501,875	906,814	39,091,837
John A. C. Swainson	369,009,863	617,926	905,711	39,091,837
Maynard G. Webb, Jr.	369,043,797	579,741	909,962	39,091,837

Proposal 2: The Company’s stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers. The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes
360,760,873	8,573,272	1,199,355	39,091,837

Proposal 3: The Company’s stockholders ratified the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014. There were no broker non-votes with respect to this proposal. The votes regarding this proposal were as follows:

For	Against	Abstain
406,496,442	2,014,316	1,114,579

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: January 29, 2014
	By:	/s/ Charles W. Scharf
Charles W. Scharf Chief Executive Officer